Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                          August 9, 2017
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                             Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                 investors@baldwinandlyons.com
                                                                                                                                                                                                                                                                                                                                                                                    (317) 429-2554

BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS

●	Gross premiums written during the first six months of 2017 increased 16.7% to $229.0 million compared to $196.2 million during the first six months of 2016.

●	Net premiums earned during the first six months of 2017 increased 4.7% to $142.0 million, compared to $135.6 million during the first six months of 2016.

●	Combined ratio during the second quarter of 2017 was 142.9%, reflecting a significant reserve strengthening, predominately for accident years 2015 and prior.

Carmel, Indiana, August 9, 2017—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today reported results for the second quarter and first six months of 2017.  The Company experienced a second quarter net loss of $12.3 million, or $0.82 per share, which compares to net income of $6.0 million, or $0.40 per share, for the prior year's second quarter.  For the first six months of 2017, net loss totaled $5.6 million, or $0.37 per share, which compares to net income of $20.1 million, or $1.33 per share, for the prior year period.
Gross premiums written for the current quarter increased 19.0% to $119.0 million compared to $100.0 million written during the second quarter of 2016.  The increase was primarily driven by continued growth in the Company's commercial automobile and workers' compensation products as well as growth in the Company's programs book of business.  Gross premiums written for the six months of 2017 increased 16.7% to $229.0 million compared to $196.2 million written during the first six months of 2016, with product group increases and decreases similar to those experienced in the second quarter.
Net premiums earned for the second quarter of 2017 were $68.0 million, 1.1% lower than last year's second quarter total.  This decrease in net premiums earned, compared to growth in gross premiums written, was a function of premium adjustment provisions in the Company's historical commercial automobile reinsurance treaties.  This historical reinsurance structure, which was revised in the Company's current reinsurance treaty renewal, causes an adjustment for ceded premiums when the ultimate loss estimate changes for a reinsurance treaty year.  For the first six months of 2017, net premiums earned increased 4.7% to $142.0 million.
Net investment income increased 32.9% to $4.7 million compared to $3.5 million in 2016, reflecting an increase in yields on the Company's fixed maturity securities and an increase in dividends from the Company's equity portfolio.  For the six months ended June 30, 2017, net investment income increased 20.3% to $8.4 million, compared to $7.0 million in 2016, reflecting investment impacts similar to those experienced during the second quarter.
Underwriting operations produced a combined ratio of 142.9% during the second quarter of 2017, which compares to a combined ratio of 92.6% for the 2016 second quarter.  The combined ratio difference reflects a significant reserve strengthening, predominately for accident years 2015 and prior.  For the six months ended June 30, 2017, the combined ratio was 120.4%, which compares to a combined ratio of 89.6% for the 2016 period with the difference due mainly to the 2017 second quarter reserve strengthening.

Book value per share on June 30, 2017 was $26.50, a decrease of $0.84 per share during the second quarter, after the payment of cash dividends to shareholders totaling $0.27 per share.  For the six months ended June 30, 2017, book value per share has decreased $0.31 after the payment of cash dividends to shareholders totaling $0.54 per share.  The combination of the year-to-date decrease in book value of $0.31, plus dividends paid to shareholders of $0.54, represents an annualized total value creation of 1.7% on beginning book value for the six months ended June 30, 2017.
The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income taxes (benefits) to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Income (loss)	$(21,180)	$8,915	$(11,002)	$30,353
Less: Net realized gains on investments	3,296	280	9,590	9,292
Operating income (loss)	$(24,476)	$8,635	$(20,592)	$21,061
Less: Investment income	4,716	3,549	8,408	6,988
Underwriting income (loss)	$(29,192)	$5,086	$(29,000)	$14,073

Three months ended June 30, 2017

Operating Loss
Operating loss, before federal income tax benefits, was $24.5 million for the second quarter of 2017 which compares to operating income, before federal income taxes, of $8.6 million during the second quarter of 2016.
Six months ended June 30, 2017

Operating Loss
Operating loss, before federal income tax benefits, was $20.6 million for the six months ended June 30, 2017 which compares to operating income, before federal income taxes, of $21.1 million during the 2016 period.
The Company's management uses the term operating income, a non-GAAP financial measure, which is defined as income excluding pre-tax investment gains and losses.  This financial measure is used to evaluate the Company's performance because the recognition of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends. The Company believes that the defined term is used commonly in the property/casualty insurance industry and that equity analysts exclude gains and losses on investments in their analysis of the Company's results for the same reason.
The combined ratios and the components thereof, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company's GAAP underwriting results.

Conference Call Information:
Baldwin & Lyons, Inc. has scheduled its quarterly conference call for Wednesday, August 9, 2017, at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2017.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 16, 2017 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13664381.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company's web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 9, 2018.  The webcast may be accessed directly at: http://public.viavid.com/player/index.php?id=124929.
Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Operating revenue	$74,112	$73,738	$152,759	$145,451
Net realized gains on investments	3,296	280	9,590	9,292

Total revenue	$77,408	$74,018	$162,349	$154,743

Net operating income (loss)	$(14,485)	$5,787	$(11,822)	$14,041
Net realized gains on investments,
net of federal income taxes	2,142	182	6,234	6,040

Net income (loss)	$(12,343)	$5,969	$(5,588)	$20,081

Per share data - diluted:
Average number of shares	15,122	15,084	15,122	15,084

Net operating income (loss)	$(.96)	$.39	$(.78)	$.93
Net investment gains	.14	.01	.41	.40

Net income (loss)	$(.82)	$.40	$(.37)	$1.33

Dividends paid to shareholders	$.27	$.26	$.54	$.52

Comprehensive income (loss), net of tax
Net income (loss)	$(12,343)	$5,969	$(5,588)	$20,081
Unrealized net gains (losses) on securities	3,480	3,800	8,815	(4,250)
Foreign currency translation adjustments	388	124	453	543
Comprehensive income (loss)	$(8,475)	$9,893	$3,680	$16,374

Annualized:
Total Value Creation [1]	(8.3%)	9.8%	1.7%	8.2%

Return on average shareholders' equity:
Net operating income (loss)	(15.8%)	6.3%	(6.5%)	7.7%
Net income (loss)	(13.5%)	6.5%	(3.1%)	11.1%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):	142.9%	92.6%	120.4%	89.6%

[1] Total Value Creation equals: (1) change in book value plus dividends paid, divided by (2) beginning book value

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands, except per share data)

	June 30	December 31
	2017	2016
Assets
Investments [1]:
Fixed maturities ($465,713)	$469,015	$491,904
Equity securities ($125,272)	187,917	119,945
Limited partnerships, at equity	67,087	76,469
Short-term [2]	1,500	1,500
	725,519	689,818
Cash and cash equivalents	81,080	62,976
Accounts receivable	70,339	64,984
Reinsurance recoverable	299,380	255,024
Other assets	69,979	78,732
Current federal income taxes	9,995	2,603
	$1,256,292	$1,154,137

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$627,725	$576,330
Reserves for unearned premiums	31,660	21,694
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	162,000	120,356
Deferred federal income taxes	14,136	11,412
	855,521	749,792
Shareholders' equity:
Common stock-no par value	645	644
Additional paid-in capital	55,205	54,286
Unrealized net gains on investments	42,866	34,051
Retained earnings	302,055	315,364
	400,771	404,345
	$1,256,292	$1,154,137

Number of common and common
equivalent shares outstanding	15,122	15,084
Book value per outstanding share	$26.50	$26.81

[1] 2017 cost in parentheses
[2] Approximates cost

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Revenues
Net premiums earned	$67,996	$68,726	$141,971	$135,635
Net investment income	4,716	3,549	8,408	6,988
Net realized gains on investments	3,296	280	9,590	9,292
Commissions and other income	1,400	1,463	2,380	2,828
	77,408	74,018	162,349	154,743
Expenses
Losses and loss expenses incurred	71,754	42,666	120,353	81,289
Other operating expenses	26,834	22,437	52,998	43,101
	98,588	65,103	173,351	124,390
Income (loss) before federal income taxes (benefits)	(21,180)	8,915	(11,002)	30,353
Federal income taxes (benefits)	(8,837)	2,946	(5,414)	10,272
Net income (loss)	$(12,343)	$5,969	$(5,588)	$20,081

Per share data - diluted:
Net income (loss)	$(.82)	$.40	$(.37)	$1.33

Dividends	$.27	$.26	$.54	$.52

Reconciliation of shares outstanding:
Average shares outstanding - basic	15,122	15,075	15,122	15,060
Dilutive effect of share equivalents	-	9	-	24
Average shares outstanding - diluted	15,122	15,084	15,122	15,084

Baldwin & Lyons, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30
	2017	2016

Net cash provided by operating activities	$23,164	$22,741
Investing activities:
Purchases of available-for-sale investments	(231,601)	(215,228)
Proceeds from sales or maturities
of available-for-sale investments	221,818	188,245
Net sales of short-term investments	-	720
Other investing activities	12,444	(1,112)
Net cash provided by (used in) investing activities	2,661	(27,375)
Financing activities:
Dividends paid to shareholders	(8,174)	(7,902)
Net cash used in financing activities	(8,174)	(7,902)

Effect of Foreign exchange rates on cash and cash equivalents	453	543

Increase (decrease) in cash and cash equivalents	18,104	(11,993)
Cash and cash equivalents at beginning of period	62,976	73,538
Cash and cash equivalents at end of period	$81,080	$61,545

Non-GAAP Financial Information:
	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016

Gross premiums written	$119,007	$100,046	$229,035	$196,199
Net premiums written	72,707	67,669	150,237	132,234

Loss and LAE ratio	105.5%	62.1%	84.8%	59.9%
Expense ratio	37.4%	30.5%	35.7%	29.7%
Combined ratio [1]	142.9%	92.6%	120.4%	89.6%

[1] The combined ratio is calculated as ratio of (A) losses and loss expenses incurred, plus other operating expenses, less commission and other income to (B) net premiums earned.

Baldwin & Lyons, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

(1)
The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company's annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.  Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2017.  Interim financial statements should be read in conjunction with the Company's annual audited financial statements.

(2)
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.